May , 2009

Schering-Plough Corporation 2000 Galloping Hill Road Kenilworth, NJ 07033

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-4 (Registration No. 333-___) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) for the registration of the shares of common stock, $0.50 par value (the “Shares”), of Schering-Plough Corporation, a New Jersey corporation (“SPC”), which shares are expected to be issued to shareholders of SPC and shareholders of Merck & Co., Inc., a New Jersey corporation (“Merck”), pursuant to the Agreement and Plan of Merger dated March 8, 2009, by and among SPC; Merck; SP Merger Subsidiary One, Inc., a New Jersey corporation and wholly-owned subsidiary of SPC formerly known as Blue, Inc.; and SP Merger Subsidiary Two, Inc., a New Jersey corporation and wholly-owned subsidiary of SPC formerly known as Purple, Inc. (the “Merger Agreement”).

We have acted as special New Jersey counsel to SPC in connection with the Merger Agreement and the proposed issuance of the Shares included in the Registration Statement. We have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary to render this opinion. We have relied as to certain matters on information obtained from public officials, officers of SPC and other sources believed by us to be responsible, and we have assumed that the Merger Agreement has been duly authorized, executed and delivered by Merck and is a legal, valid and binding obligation of the parties thereto, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

In rendering this opinion, we have assumed that prior to the issuance of any Shares:

1. the Registration Statement, as then amended, will have become effective under the Securities Act;

2. the shareholders of each of SPC and Merck will have approved each of the proposals to approve the Merger Agreement which are to be presented and voted upon at their respective meetings as set forth in the joint proxy statement/prospectus included in the Registration Statement, including, in the case of SPC, the issuance of the Shares and the adoption of the Restated Certificate of

May , 2009 Page 2

Incorporation of SPC (to be renamed “Merck & Co., Inc.”) (the “Restated Certificate of Incorporation”);

3. the Restated Certificate of Incorporation is filed with and accepted by the Department of the Treasury of the State of New Jersey; and

4. the transactions contemplated by the Merger Agreement will be consummated.

Based upon the foregoing, we are of the opinion that the Shares, when issued in the manner and on the terms described in the Registration Statement and the Merger Agreement, will be legally issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of New Jersey and the Federal law of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the caption “Legal Matters” in the joint proxy statement/prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

McCARTER & ENGLISH LLP